Exhibit 10.3

FuelCell Energy, Inc.

2018 OMNIBuS INCENTIVE PLAN

PERFORMANCE SHARE Award
(ABSOlUTE TSR)

Dear _________,

You have been granted an award (an “Award”) of performance shares of FuelCell Energy, Inc., a Delaware corporation (the “Company”), which are subject to the terms of the FuelCell Energy, Inc. 2018 Omnibus Incentive Plan (the “Plan”) and this Performance Share Award Agreement (this “Agreement”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

Grant Date:	______________, 20__
Number of Performance Shares:	Target Performance Shares: ________ Maximum Performance Shares: 200% of Target
Performance Period	May 8, 2020 through October 31, 2022

Performance Vesting for Performance Shares:

The performance metric that will determine the number of Performance Shares you earn will be the closing price of the Company’s common stock during the Performance Period specified above.

The number of Performance Shares earned will be as follows:

•50% increase in the price of the Company’s common stock over the average closing price of the Company’s common stock over the 20 consecutive trading days ending on May 8, 2020 earns 50% of the target number of Performance Shares

•100% increase in the price of the Company’s common stock over the average closing price of the Company’s common stock over the 20 consecutive trading days ending on May 8, 2020 earns 100% of the target number of Performance Shares

•150% increase in the price of the Company’s common stock over the average closing price of the Company’s common stock over the 20 consecutive trading days ending on May 8, 2020 earns 200% of the target number of Performance Shares

For a closing price to be deemed achieved, it must be met for 20 consecutive trading days during the Performance Period specified above.  The closing price may be achieved based on any 20 consecutive trading day period during the Performance Period specified above.

Any Performance Shares that are earned based on performance will be earned on the date that the Administrator certifies the achievement of the applicable closing price. Any Performance Shares that are not earned by the last day of the Performance Period specified above shall be forfeited as of such day.

Performance Shares earned based on the closing price of the Company’s common stock remain subject to vesting based on continued service until the third anniversary of the Grant Date.

If your employment or service with the Company and its Affiliates terminates (voluntarily or involuntarily) before the third anniversary of the Grant Date, all Performance Shares will be immediately and automatically forfeited.

Change of Control:	Upon a Change of Control, your Performance Shares will be treated in accordance with Section 19 of the Plan.
Settlement:

As soon as practicable after the third anniversary of the Grant Date (but no later than two-and-one-half months from the end of the fiscal year in which the Performance Shares vest), the Company will settle any earned Performance Shares by electing either to (i) issue in your name certificate(s) or make an appropriate book entry for a number of Shares equal to the number of Performance Shares that have vested or (ii) deliver an amount of cash equal to the Fair Market Value, determined as of the vesting date, of a number of Shares equal to the number of Performance Shares that have vested.

Rights as Stockholder:	You will not be deemed for any purposes to be a stockholder of the Company with respect to any of the Performance Shares unless and until Shares are issued to you upon settlement of this Award.
Restrictions on Transferability:	Except as provided in the Plan, you may not sell, transfer, assign, pledge, or otherwise alienate this Award, and any attempt to do so shall be null and void.

Tax Withholding:

You understand that you (and not the Company) shall be responsible for your own federal, state, local, or foreign tax liability and any of your other tax consequences that may arise as a result of this Award, and that you should rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents with regard to all tax matters.

To the extent that the receipt, vesting or settlement of the Performance Shares, or disposition of any Shares acquired under your Award results in income to you for national, federal, state, local, foreign, or other tax purposes, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to you to satisfy such tax or other withholding obligations. Alternatively, the Company or its Affiliate may require you to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment of the withholding amount.

At the Administrator’s discretion, you may be able to satisfy all or a portion of the withholding obligations arising in connection with this Award by electing to (i) have the Company or its Affiliate withhold

Shares otherwise due to you upon settlement of this Award, (ii) tender back Shares received upon settlement of this Award, or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rate associated with the transaction. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. In any case, the Company and its Affiliates may defer making payment or delivery under this Award until such withholding obligations are paid.

Electronic Communications:

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  By accepting this Award, you hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.  You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

Miscellaneous:

•This Award is expressly subject to all the terms and conditions contained in this Agreement and the Plan, and the terms of the Plan are incorporated herein by reference.

•As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

•Generally, this Agreement can only be modified or amended by a writing signed by both you and the Company.  However, the Administrator may modify or amend this Award in certain circumstances without your consent as permitted by the Plan.

•The grant of this Award does not provide you with any right to continued employment or service with the Company or any Affiliate.

•The Performance Shares constitute a mere promise by the Company to make specified payments in the future if such benefits come due under the Award. You will have the status of a general creditor of the Company with respect to any vested Award.

•By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale.

•This Award, and any compensation or benefits that you receive as a result of this Award, shall be subject to any clawback or recoupment policy that the Company may adopt from time to time.

The Company has caused this Agreement to be executed by one of its authorized officers and is effective as of the Grant Date.

FuelCell Energy, Inc.

______________________

[Name]

[Title]

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